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                                                                    EXHIBIT 23.2

          Explanation Concerning Absence of Current Written Consent of
                               Arthur Andersen LLP

Section 11(a) of the Securities Act of 1933, as amended (the "Securities Act"), provides that if part of a registration statement at the time it becomes effective contains an untrue statement of a material fact, or omits a material fact required to be stated therein or necessary to make the statements therein not misleading, any person acquiring a security pursuant to such registration statement (unless it is proved that at the time of such acquisition such person knew of such untruth or omission) may assert a claim against, among others, an accountant who has consented to be named as having certified any part of the registration statement or as having prepared any report for use in connection with the registration statement.

Forrester dismissed Arthur Andersen LLP ("Andersen") as its independent auditors, effective April 1, 2002. For additional information, see Forrester's Current Report on Form 8-K filed with the Securities and Exchange Commission on April 5, 2002. After reasonable efforts, Forrester has been unable to obtain Andersen's written consent to the incorporation by reference into Forrester's registration statements (Form S-8 Nos. 333-16905, 333-22749, 333-96393,
333-38626, 333-99749, and 333-99751) (collectively, the "Registration
Statements") of Andersen's audit report with respect to Forrester's consolidated financial statements as of December 31, 2001, and for the two years in the period then ended (the "Financial Statements"). Under these circumstances, Rule 437a under the Securities Act permits Forrester to file this Annual Report on Form 10-K, which is incorporated by reference into the Registration Statements, without consents from Andersen. As a result, with respect to transactions in Forrester securities pursuant to the Registration Statements that occur subsequent to the date this Annual Report on Form 10-K is filed with the Securities and Exchange Commission, Andersen will not have any liability under
Section 11(a) of the Securities Act for any untrue statements of a material fact contained in the Financial Statements or any omissions of a material fact required to be stated therein. Accordingly, you would be unable to assert a claim against Andersen under Section 11(a) of the Securities Act. To the extent provided in Section 11(b)(3)(c) of the Securities Act, however, other persons who are liable under Section 11(a) of the Securities Act, including Forrester's officers and directors, may still rely on Andersen's original audit reports as being made by an expert for purposes of establishing a due diligence defense under Section 11(b) of the Securities Act.